Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Nano Vibronix, Inc. (the “Company”) has filed a Registration Statement on Form S-1 (Registration No. 333-193784) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”). I hereby consent to being named as a member of the board of directors of the Company effective upon the closing of the offering to which the Registration Statement relates in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Michael Ferguson
Signature

Michael Ferguson
Printed Name

March 24, 2014
Date